EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Note: Name of Subsidiaries are indented under name of its parent. Subsidiaries are wholly owned unless otherwise noted. (Director's or other share required by statute in foreign jurisdictions and totaling less than 1% of equity are omitted).

Vishay Precision Foil, Inc.	Delaware
Vishay Precision Foil GmbH	Germany
Vishay Measurements Group GmbH	Germany
Powertron GmbH	Germany
Nokra Optische Prüftechnik und Automation GmbH	Germany

Vishay Measurements Group, Inc.	Delaware
Vishay Transducers Ltd. (a)	Delaware
Vishay Transducers India Private Limited	India
Pharos de Costa Rica, S.A.	Costa Rica
Vishay Celtron Technologies, Inc.	Taiwan
Vishay Precision España S.L.	Spain
Vishay Precision Asia Investments Pte., Ltd.	Singapore
Vishay Precision Measurement Trading (Shanghai) Co., Ltd.	China
Vishay Celtron (Tianjin) Technologies Co., Ltd.	China
Vishay Precision Foil K.K.	Japan
Alpha Electronics Corp.	Japan

Pacific Instruments, Inc.	California

DSI Holdings DE Inc.	Delaware
Dynamic Systems Inc.	New York
DSI Europe GmbH	Germany

Diversified Technical Systems, Inc.	California

Vishay Precision Israel Ltd.	Israel
Vishay Measurements Group UK Ltd.	England and Wales
Vishay Advanced Technologies Ltd.	Israel
Vishay Precision Transducers India Private Limited	India
Vishay Measurements Group France S.A.S.	France
SCI Vijafranc	France
VPG Systems UK, Ltd.	England and Wales
Vishay Precision Group Canada ULC	Canada
Vishay PM Onboard (Ireland) Limited	Ireland
Vishay PME France SARL	France
Vishay PM Onboard Limited	England and Wales
Vishay Nobel AB	Sweden
Vishay Nobel AS	Norway
VPG Technology Development Ltd.	Israel

(a)    Registrant has a direct ownership interest of 62% in Vishay Transducers, Ltd.